Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FS BANCORP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 12, 2021

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of FS Bancorp, Inc. to be held at the 1st Security Bank Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 27, 2021 at 2:00 p.m., local time.

The notice of annual meeting of shareholders and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of FS Bancorp, Inc., as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at the meeting, whether or not you attend in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote via the Internet or by telephone, or by completing and mailing the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Joseph C. Adams
Joseph C. Adams
Chief Executive Officer

FS BANCORP, INC.
6920 220TH STREET SW
MOUNTLAKE TERRACE, WASHINGTON 98043
(425) 771-5299

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2021

Notice is hereby given that the annual meeting of shareholders of FS Bancorp, Inc. will be held at the 1st  Security Bank Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 27, 2021, at 2:00 p.m., local time, for the following purposes:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 3.	Ratification of the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 27, 2021.  Our proxy statement and 2020 Annual Report to Shareholders are available at http://investorrelations.fsbwa.com/CorporateProfile.

The Board of Directors has fixed the close of business on March 26, 2021 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote via the Internet or by telephone, or by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MATTHEW D. MULLET
MATTHEW D. MULLET
SECRETARY

Mountlake Terrace, Washington
April 12, 2021

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  You may vote via the Internet or by telephone.  Alternatively, a pre-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.

PROXY STATEMENT
OF
FS BANCORP, INC.
6920 220TH STREET SW
MOUNTLAKE TERRACE, WASHINGTON 98043
(425) 771-5299

ANNUAL MEETING OF SHAREHOLDERS MAY 27, 2021

The Board of Directors of FS Bancorp, Inc. is using this proxy statement to solicit proxies from our shareholders for use at our annual meeting of shareholders.  We are first mailing this proxy statement and the enclosed form of proxy to our shareholders on or about April 12, 2021.

The information provided in this proxy statement relates to FS Bancorp, Inc. and its wholly-owned subsidiary, 1st Security Bank of Washington.  FS Bancorp, Inc. may also be referred to as “FS Bancorp” and 1st Security Bank of Washington may also be referred to as “1st Security Bank” or the “Bank.”  References to “we,” “us” and “our” refer to FS Bancorp and, as the context requires, 1st Security Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, May 27, 2021
Time:	2:00 p.m., local time
Place:	1st Security Bank Administrative Office 6920 220th Street SW, Mountlake Terrace, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Who is Entitled to Vote?

We have fixed the close of business on March 26, 2021 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of FS Bancorp’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of FS Bancorp common stock you own, unless you own more than 10% of FS Bancorp’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of FS Bancorp’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit unless our Board of Directors has granted permission in advance.  On March 26, 2021, there were 4,233,040 shares of FS Bancorp common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of FS Bancorp common stock are held in your name.  If you are a beneficial owner of FS Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions below under “What if My Shares Are Held in Street Name?”

Shares of FS Bancorp common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of FS Bancorp common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this proxy statement and FOR ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from the nominee that you must follow in order to have your shares voted.  The nominee may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form that accompanies this proxy statement.  If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the FS Bancorp, Inc. Employee Stock Ownership Plan (“ESOP”), which owns 5.66% of FS Bancorp’s common stock.  Employees of FS Bancorp and 1st Security Bank participate in the ESOP.  Each ESOP participant may instruct the trustee how to vote the shares of FS Bancorp common stock allocated to his or her account under the ESOP by completing the vote authorization form.  If an ESOP participant properly executes a vote authorization form, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Allocated shares for which proper voting instructions are not received and unallocated shares held by the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  In order to give the trustees sufficient time to vote, all vote authorization forms from ESOP participants must be received by the transfer agent on or before May 24, 2021.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of FS Bancorp common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of FS Bancorp common stock.  Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of FS Bancorp in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 26, 2021, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of FS Bancorp’s common stock other than directors and executive officers;

•	each director and director nominee of FS Bancorp;

•	each executive officer of FS Bancorp or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of FS Bancorp and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of FS Bancorp’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide us a copy of, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of FS Bancorp’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 4,233,040 shares of FS Bancorp common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding (%)

Beneficial Owners of More Than 5%

T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, Maryland 21202	369,711	(2)	8.73

FS Bancorp, Inc. Employee Stock Ownership Plan 6920 220th Street SW, Mountlake Terrace, Washington 98043	239,667	(3)	5.66

The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	218,733	(4)	5.17

BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	217,547	(5)	5.14

Directors

Joseph C. Adams*	99,544	(6)	2.32
Pamela M. Andrews	3,761	(7)	**
Michael J. Mansfield	39,491	(8)	**
Ted A. Leech	39,237	(9)	**
Joseph P. Zavaglia	12,517	(10)	**
Marina Cofer-Wildsmith	5,500		**
Margaret R. Piesik	22,471	(11)	**
Mark H. Tueffers	19,380	(12)	**

Named Executive Officers

Donn C. Costa	82,186		1.94
Matthew D. Mullet	58,056		1.37

All Executive Officers and Directors as a Group (16 persons)	491,903		11.26
___________
*	Mr. Adams is also a named executive officer of FS Bancorp.
**	Less than one percent of shares outstanding.
(1)
Shares of restricted stock, as to which the holders have voting power but not investment power, are included as follows: Director Adams, 11,420 shares; Directors Mansfield, Leech, Zavaglia, Cofer-Wildsmith, Piesik and Tueffers, 750 shares each; Mr. Costa, 6,995 shares; Mr. Mullet, 4,955 shares; and all executive officers and directors as a group, 47,363 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Director Adams, 51,520 shares; Directors Mansfield and Cofer-Wildsmith, 1,760 shares each; Director Leech, 8,260 shares; Director Zavaglia, 4,360 shares; Director Piesik, 13,760 shares; Director Tueffers, 9,560 shares; Mr. Costa, 8,605 shares; Mr. Mullet, 5,202 shares; and all executive officers and directors as a group, 137,416 shares.

(2)
Based solely on a Schedule 13G/A dated February 16, 2021, regarding shares owned as of December 31, 2020. According to the filing, T. Rowe Price Associates, Inc. has sole voting power over 99,811 shares and sole dispositive power over 369,711 shares, and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 269,900 shares.

(3)	Represents shares held in the ESOP. The ESOP has shared voting and dispositive power over the shares reported.
(4)
Based solely on a Schedule 13G dated February 8, 2021, regarding shares owned as of December 31, 2020. According to the filing, The Vanguard Group has shared voting power over 3,093 shares, sold dispositive power over 214,192 shares and shared dispositive power over 4,541 shares.

(5)
Based solely on a Schedule 13G dated February 2, 2021, regarding shares owned as of December 31, 2020. According to the filing, BlackRock, Inc. has sole voting power over 213,416 shares and sole dispositive power over 217,547 shares.

(6)	Includes 23,278 shares held jointly with spouse.
(7)	Held jointly with spouse.
(8)	Includes 18,331 shares held jointly with spouse and 7,310 shares held in an individual retirement account (“IRA”).
(9)	Includes 30,227 shares held jointly with spouse.
(10)	Includes 1,250 shares held jointly with spouse and 4,807 shares held in an IRA.
(11)	Includes 626 shares held in an IRA.
(12)	Includes 13,100 shares held in an IRA and 100 shares held in his spouse’s IRA.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes.  On January 28, 2021, the Board appointed Pamela M. Andrews as a director.  Ms. Andrews was recommended for appointment to the Board by the current directors.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of FS Bancorp and each nominee for director.  The Nominating and Environmental, Social, Governance Committee of the Board of Directors selects nominees for election as directors.  Joseph C. Adams, Pamela M. Andrews, and Joseph P. Zavaglia currently serve as FS Bancorp directors and have been nominated to each serve a three-year term.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Joseph C. Adams, Pamela M. Andrews and Joseph P. Zavaglia.

Name	Age as of December 31, 2020	Year First Elected or Appointed Director (1)	Term to Expire

Board Nominees

Joseph C. Adams	61	2005	2024 (2)
Pamela M. Andrews	62	2021	2024 (2)
Joseph P. Zavaglia	72	2011	2024 (2)

Directors Continuing in Office

Ted A. Leech	73	2005	2022
Marina Cofer-Wildsmith	53	2012	2022
Mark H. Tueffers	62	2016	2022
Michael J. Mansfield	64	2008	2023
Margaret R. Piesik	70	2006	2023
______________
(1)	For years before 2013, includes prior service on the Board of Directors of 1st Security Bank.
(2)	Assuming election or reelection.

Information Regarding Nominees for Election

Set forth below is the present principal occupation and other business experience during at least the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of FS Bancorp.

Joseph C. Adams is a director and has been the Chief Executive Officer of 1st Security Bank of Washington since July 2004.  He has also served in those capacities for FS Bancorp since its formation in September 2011.  He joined 1st Security Bank of Washington in April 2003 as its Chief Financial Officer.  Mr. Adams served as Supervisory Committee Chairperson from 1993 to 1999 when the bank was Washington’s Credit Union.  Mr. Adams is a lawyer, having worked for Deloitte as a tax consultant, K&L Gates as a lawyer and then at Univar USA as a lawyer and Director of Regulatory Affairs.  As the Director of Regulatory Affairs for Univar USA, the largest chemical distribution company in the United States, Mr. Adams used his environmental law expertise to ensure Univar stayed in compliance with all relevant local, state and federal environmental laws, rules and regulations.  He is a member of the Board of Directors of the Central Washington University Foundation and the Community Bankers of Washington.  Mr. Adams received a masters degree equivalent from the Pacific Coast Banking School in 2007.  Mr. Adams’ legal and accounting backgrounds, as well as his duties as Chief Executive Officer of 1st Security Bank of Washington, bring a special knowledge of the financial, economic and regulatory challenges faced by the Bank, which makes him well-suited to educating the Board on these matters.

Pamela M. Andrews joined the law firm of Floyd, Pflueger & Ringer, Seattle, Washington, as Of Counsel in 2021.  Prior to that, she was a partner at the law firm of Andrews Skinner, P.S., Seattle, Washington, beginning in 1989, serving as its President from 2005 until 2020.  Ms. Andrews’ practice focuses on professional liability, medical malpractice, nursing home/assisted living, mental healthcare, and general civil litigation.  She is also active in animal welfare groups and associations in the Puget Sound area.  Ms. Andrews adds important skills to the Board, including legal, litigation, insurance, human resources, small business experience and operations management.

Joseph P. Zavaglia has been the owner and operator since February 2008 of Zavaglia Consulting, L.L.C., which provides retail banking and small business advisory services to community banks.  He also runs From the Heart of Italy, an Italian cooking school.  Mr. Zavaglia started his career in 1975 and over a period of 45 years has worked in numerous areas of banking, including commercial lending, retail and small business banking, human resources, investments, incentive compensation and executive administration with both large national institutions and community banks.  Upon retiring from his last executive banking position, he served as a board member for nine years and was an employee of Pacific Coast Banking School.  Mr. Zavaglia then worked with the Washington Bankers Association in co-creating four developmental programs and currently serves as an instructor and facilitator for the programs, which are now being offered in throughout the United States.  Mr. Zavaglia received his undergraduate degree in Business Management from Seattle University, and his Masters Degree in Education from Western Washington University.  He is also a graduate of Pacific Coast Banking School and formerly held Series 6, 63 and 26 securities licenses and his state insurance license for life and disability.  Giving back to the communities he serves has been his passion.  Mr. Zavaglia served as Chair of the Board of Regents at Seattle University for three years and as a board member for nine additional years, State Board Chair of the March of Dimes for 15 years, Chair of the Italian Studies Board at the University of Washington, Chair of the Deans Advisory Board for Woodring College of Education at Western Washington University for four years.  In 2007, he was inducted into the Athletic Hall of Fame at Seattle University.  In 2012, he received the Distinguished Alumnus award from the Woodring College of Education, and in 2015, was awarded the University Service Award from Seattle University.  Mr. Zavaglia brings strong leadership, management, human resource, and interpersonal skills to our board.

Information Regarding Incumbent Directors

Set forth below is the present principal occupation and other business experience during at least the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on FS Bancorp’s Board of Directors.

Ted A. Leech, Board Chair of FS Bancorp and 1st Security Bank, is retired from Univar Corporation.  From January 2003 to February 2005, Mr. Leech was Vice President of Business Development where he conducted feasibility studies and investigated potential investments in China, Hong Kong, Singapore, Australia, Malaysia, Indonesia and Brazil.  Prior to that, Mr. Leech was Senior Vice President of Administration for Univar USA where he was responsible for accounting, payables/receivables, information systems, treasury, legal, human resources and internal audit.  As a result of his professional experiences, Mr. Leech brings strong leadership, management, finance, accounting and human resource skills to our board.  Mr. Leech’s expertise also qualifies him as a financial expert, which was the basis of his selection as Chairperson of the Audit Committee.

Marina Cofer-Wildsmith has spent 30 years working in nonprofit management and business development. Her background includes serving as Executive Director of Bainbridge Youth Services from 2012 to 2017, business consulting from 2009 to 2012, and Chief Executive Officer of the American Lung Association of Washington and the Northwest from 2003 to 2007.  Other American Lung Association positions held from 1990 to 2003 included program development, marketing and communications.  Key career achievements include leading the Washington Smoke Free Restaurants and Bars Initiative, developing with the U.S. Environmental Protection Agency the air quality forecasting model used by the media, promoting strong indoor air quality standards and advocating for other essential air pollution reduction and public health legislation.  Ms. Cofer-Wildsmith is very active in the community.  Currently, she serves as the President of the Rotary Club of Bainbridge Island.  Other board service has included Public-at-Large Director for the Puget Sound Clean Agency from 2005 to 2013 and World Community Service Director for the Rotary Club of Bainbridge Island from 2012 to 2015.  She has her Bachelor of Science degree in Biology from the College of William and Mary, Williamsburg, Virginia and her Masters degree in Educational Processes from Maryville University, St. Louis, Missouri.  Leadership recognition includes awards from the Chamber of Commerce, Rotary, Environmental Protection Agency, Conservation Federation and Governor

Gregoire.  As a result of her professional experiences and active community involvement, Ms. Cofer-Wildsmith brings strong leadership, management, organization and interpersonal skills to our organization.

Mark H. Tueffers retired in 2016 as owner of Gallina, LLP, a regional CPA firm serving businesses and individuals.  Prior to joining Gallina, LLP in 2014, he was a founder and longtime owner of Seattle-area CPA firms, Tueffers, Guckian & Gamon, PLLC and Sutor & Tueffers.  He served a diverse clientele including both general contractors and subcontractors, and including women- and minority-owned small businesses.  During nearly 30 years of focusing solely on construction industry clients, he developed a substantial expertise in matters of taxation. In the business and financial planning arena, his experience spans a wide range of capabilities.  Mr. Tueffers has served as a director of 1st Security Bank since 2013.  Prior to serving as a director of 1st Security Bank, he served as a Director of Golf Savings Bank from 2006 to 2010, when it was merged into Sterling Financial Corporation.  Mr. Tueffers also served as a Special Advisor to the Board of the American Marine Corporation.  He holds a Bachelors Degree in Business Administration (emphasis on accounting) from the University of Washington, and a Juris Doctorate degree from the University of Puget Sound.  Mr. Tueffers’ training in accounting and law, experience as a small business owner, long history of advising clients on business transactions and experience as a director of banks suits him to director service.

Michael J. Mansfield spent 16 years with Deloitte LLP before joining Moss Adams LLP in 1995, where he was a partner for more than 10 years.  During his time with Moss Adams, Mr. Mansfield served as the lead of the Business Owner Succession Services Practice in the Seattle office and he served as a member of the firm’s Tax Committee.  He provided taxation, business, and financial accounting services to a variety of clients in the financial services, construction, manufacturing and distribution, and service industries.  In January 2008, Mr. Mansfield left Moss Adams to start Family Fortunes, LLC, a consulting company aimed at assisting individuals and business owners develop and execute strategic plans, with the goals of enhancing value proposition and creating a legacy vision for families and business owners.  Mr. Mansfield is also a minority owner/part-time Chief Financial Officer for two construction companies (Pacific Pile & Marine, L.P. and R Miller, Inc.) and a minority owner in seven other  privately-owned businesses, in addition to serving on the advisory board of two other private companies.  Mr. Mansfield’s 29 years of experience as a public accountant, together with his experience of being part of the management/advisory team of several small- to medium-sized businesses, has provided him with strong leadership, financial and administrative insights that are valuable to FS Bancorp.

Margaret R. Piesik worked at Microsoft for 11 years until retiring in 1998.  She served on the board of directors of the Providence Hospital Foundation from 2001 to 2003 and since 2004 has served as the President of Swedish Medical Center Service League.  She is a co-owner of White Barn Farm, a family-owned organic flower and vegetable farm.  She previously served on the board of the Kirkland Performance Center.  Ms. Piesik is also active in several local service organizations.  Ms. Piesik’s managerial experience, together with her experience serving on several boards and active participation in the local community, brings valuable knowledge and skills to our organization.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes, and skills that the Nominating and Environmental, Social, Governance Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Adams	Andrews	Cofer-Wildsmith	Leech	Mansfield	Piesik	Tueffers	Zavaglia
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry	✓				✓	✓	✓	✓
Certified public accountant or financial expert	✓			✓	✓		✓	✓
Attorney	✓	✓					✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓	✓
Diversity by race, ethnicity or gender	✓	✓	✓			✓
Specific skills/knowledge:
Finance	✓		✓	✓	✓		✓	✓
Technology						✓
Securities	✓						✓	✓
Marketing	✓		✓	✓		✓		✓
Public affairs	✓					✓
Human resources	✓	✓	✓	✓		✓	✓	✓
Environmental, social and governance	✓		✓					✓

Board Independence and Tenure

Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that seven of our eight directors (87.5%) are independent, as defined by Nasdaq.  Directors Andrews, Cofer-Wildsmith, Leech, Mansfield, Piesik, Tueffers and Zavaglia are all independent.  Only Joseph C. Adams, who is our Chief Executive Officer, is not independent.

Our goal is to have a diverse mix of directors with the appropriate experience, independence, knowledge, and skills to oversee FS Bancorp and its management team.  As part of our Board refreshment efforts, the Board added Pamela M. Andrews as a director in January 2021.  New directors bring fresh perspectives and valued skill sets.  The directors have an average tenure of 10.5 years, which the Board believes appropriately balances experience and new outlooks.

Diversity

As part of its director nominee evaluation process, the Board considers diverse viewpoints, backgrounds and experiences, as well as gender, age, race and ethnicity, as important in the selection of directors to enhance the Board’s diversity.  All Board members must also fit the culture of FS Bancorp and 1st Security Bank, including living up to our Core Values and embodying our “Smart, Driven, Nice” commitment.  Three of our eight directors are women, and one of our directors is a racial minority.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of FS Bancorp and 1st Security Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2020, the Boards of Directors of FS Bancorp and 1st Security Bank each held 10 meetings.  No director of FS Bancorp or the Bank attended fewer than 75% of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of FS Bancorp has standing Audit, Compensation, and Nominating and Environmental, Social, Governance committees.  The Board has adopted written charters for each of these committees, copies of which are available on our website at www.FSBWA.com under “Investor Relations.”  The directors’ current memberships on the committee is reflected below.  Joseph C. Adams, our Chief Executive Officer, is not a member of any of these committees as they are comprised solely of independent directors.

	Audit Committee	Compensation Committee	Nominating and Environmental, Social, Governance Committee

Pamela M. Andrews			✓
Marina Cofer-Wildsmith	✓		✓ Chair
Ted A. Leech	✓ Chair	✓
Michael J. Mansfield	✓	✓ Chair
Margaret R. Piesik		✓	✓
Mark H. Tueffers	✓
Joseph P. Zavaglia		✓	✓

Audit Committee.  The Audit Committee meets at least quarterly and its primary responsibilities are to (1) meet with both the internal and external auditors on behalf of the Board of Directors to review and discuss their findings, and to make recommendations to the Board regarding the selection of the external auditors and (2) work closely with our compliance officer to monitor compliance with all applicable laws and regulations.  The Audit Committee met nine times during the year ended December 31, 2020.  Please refer to the section entitled, “Audit Committee Matters” for additional information.

Each member of the Audit Committee is “independent” in accordance with the requirements for companies listed on The Nasdaq Stock Market LLC (“Nasdaq”).  In addition, the Board of Directors has determined that Mr. Leech, Mr. Tueffers, and Mr. Mansfield meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee.  The Compensation Committee is responsible for the recommendation to the Board of Directors of the Chief Executive Officer’s annual compensation package, as well as Board compensation, Chief Executive Officer evaluation, the review and approval of executive incentive packages and perquisite programs, and overseeing and administering our qualified, tax exempt benefit plans.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  This Committee met nine times during the year ended December 31, 2020.

Nominating and Environmental, Social, Governance Committee.  The Nominating and Environmental, Social, Governance Committee is responsible for (1) reviewing issues and developments related to corporate governance issues, (2) identifying individuals qualified to serve as directors, consistent with Board-approved criteria, (3) recommending to the Board nominees for election or appointment to the Board of Directors and (4) overseeing the environmental and social responsibility activities and practices for FS Bancorp.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  This Committee met 13 times during the year ended December 31, 2020.

Only those nominations made by the Nominating and Environmental, Social, Governance Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, diversity factors and also considers whether the candidate would provide for adequate representation of 1st Security Bank’s market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this proxy statement.

Corporate Governance

Governance Highlights.  To further our commitment and oversight of environmental, social and governance matters, the Governance and Nominating Committee is now the Nominating and Environmental, Social, Governance Committee, and has expanded its purposes.  Highlights of FS Bancorp’s corporate governance include the following:

• Independent Board Chair;
• Seven of eight directors are independent;
• Board committees are comprised entirely of independent directors;
• Independent directors meet in regular executive sessions throughout the year;
• Regular Board and committee self-evaluations;
• Policy restricts hedging;
• Alignment of director and shareholder interests; and
• Use of clawback provisions in executive pay.

We have a corporate governance policy that covers the duties and responsibilities of each director, as well as the composition, responsibilities and operation of the Board and its committees.  The policy also addresses succession planning, executive Board sessions, Board’s interaction with management and third parties, and regular Board  performance evaluations.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and Nasdaq rules.  We will continue to evaluate and improve our corporate governance principles and policies as appropriate.

Leadership Structure.  FS Bancorp has separated the roles of Board Chair and Chief Executive Officer.  The Board Chair, who is an independent director, leads the Board and presides at all Board meetings.  The Board believes it is important to have an independent director in a Board leadership position and has had an independent Board Chair since FS Bancorp’s incorporation in 2011.  Having an independent Board Chair enables non-management directors to raise issues and concerns for Board consideration without immediately involving management.  The Board Chair also serves as a liaison between the Board and senior management.

Executive Sessions.  Board meetings are held regularly throughout the year.  At the conclusion of Audit Committee meetings and Board meetings, the independent directors hold executive sessions.

Shareholder Communication.  We are committed to open and ongoing dialog with our shareholders and we regularly seek feedback on a variety of issues, including business strategy, governance, executive compensation and any other topics shareholders wish to discuss.  To this end, each year we engage with our shareholders in a variety of ways in order to obtain their feedback.  In 2020, this engagement process included seven investor conferences, quarterly earnings calls and communication between our investor relations team and members of our senior management team and shareholders.  The feedback was consistent with prior years with shareholders most commonly recommending stock repurchases when our stock is undervalued and consideration of increasing the dividend given the lower than average payout ratio.

In 2021, we will add a new component of our shareholder engagement effort focused on corporate governance, executive compensation, corporate social responsibility, and other environmental, social and governance matters of interest to our shareholders.  A few shareholders recently expressed the view that they are looking for progress over time on FS Bancorp’s governance practices, continued evolution and disclosure on FS Bancorp’s philanthropic, environmental and social responsibilities.

The Board of Directors welcomes communication from our shareholders.  Shareholders may mail communications to the Board of Directors, FS Bancorp, Inc., 6920 220th Street SW, Mountlake Terrace, Washington 98043 or may email the Chief Financial Officer, Matthew Mullet, at mattm@fsbwa.com.  Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Board Involvement in Risk Management Process.  As part of its overall responsibility to oversee the management, business, and strategy of FS Bancorp, one of the primary responsibilities of our Board of Directors is to oversee the amounts and types of risk taken by management in executing the corporate strategy, and to monitor our risk experience against the policies and procedures set to control those risks.  The Board’s risk oversight function is carried out through its approval of various policies and procedures, such as our lending and investment policies; ratification or approval of investments and loans exceeding certain thresholds; and regular review of risk elements such as interest rate risk exposure, liquidity, and problem assets.  Some oversight functions are delegated to committees of the Board, with such committees regularly reporting to the full Board the results of their oversight activities.  For example, the Audit Committee is responsible for oversight of the independent registered public accounting firm and meets directly with the firm at various times during the course of the year.

Board Oversight of Information and Cybersecurity.  As a financial institution, cybersecurity presents a significant operational and reputational risk.  Accordingly, we take the protection of customer and business information very seriously.  We have developed a robust information/cyber security program designed to protect the confidentiality, integrity, and availability of business and customer information.  As part of this program, our Chief Information Officer reports to the Audit Committee of the Board of Directors at least quarterly.  Reports include information and cyber security assessment results, business continuity, disaster recovery, and incident response planning and testing, patch management program status, vendor management program status, and independent audit results.  All information security-related policies are reviewed and approved annually by the Audit Committee.

We promote a culture of continued learning that has resulted in a highly experienced information security team that holds advanced certifications and master’s degrees in cybersecurity.  In addition to our own experienced information security team, we also partner with industry experts for managed security services such as threat intelligence, firewall, intrusion detection, and intrusion prevention services to ensure protection around the clock.  Highlights of the information and cybersecurity program include the following:

•	Strong vendor oversight;
•	Advanced cybersecurity education for employees;
•	Deployment of defense-in-depth strategy with multiple layers of controls to provide information protection;
•	Engagement of third-party audit firms to conduct independent security assessments that include vulnerability assessments and penetration tests; and
•	Conduct of new and ongoing security awareness training for all teammates across the organization.

Succession Planning.  The Board believes that one of its primary responsibilites is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management.  The Board, Compensation Committee, Nominating and Environmental, Social, Governance Committee and the Chief Executive Officer regularly review senior management talent and succession planning.

Code of Business Conduct and Ethics.  On December 15, 2016, the Board of Directors updated our Code of Business Conduct and Ethics, which is designed to deter wrongdoing and to promote honest and ethical conduct in every respect.  The Code addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.   The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics is available on our website at www.FSBWA.com.

Annual Meeting Attendance by Directors.  FS Bancorp encourages, but does not require, its directors to attend the annual meeting of shareholders.  As a result of the COVID-19 pandemic, the only director who attended the 2020 annual meeting of shareholders was Joseph C. Adams, our Chief Executive Officer.

Corporate Responsibility

Workplace Culture.  Our Vision Statement truly captures our culture: “To Build a Truly Great Place to Work and Bank.”  The order of the words “work” and “bank” are intentional.  We believe if you build a great place to work, it will by its nature become a great place to bank.  There is also tremendous public company data available that shows companies with intentionally great work environments outperform companies with avearage corporate cultures.  Our commitment to building a great workplace culture began in 2009.  Not surprisingly, our financial performance has improved dramatically since we made that culture commitment.  The awards we have received over the years validate our decision to have a “people centric” culture that strives to hire and promote “Smart, Driven, Nice” teammates.  These awards include:

•	American Banker’s Top 200 Publicly Traded Bank, fifth consecutive year;
•	5-star bank rating by BauerFinancial;
•	Independent Community Bankers Association 2020 Top Mortgage and Consumer Lenders for financial institutions with assets of $1 billion or more;
•	American Banker’s Best Banks to Work For 2020, top 10 nationwide;
•	2020 Puget Sound Business Journal Best Workplaces – 5th consecutive year;
•	Puget Sound Business Journal’s 2020 Top Corporate Philanthropists, medium companies;
•	Listed by Depositaccounts.com as one of healthiest 200 banks in United States;
•	Listed by Hovde Group as one of the High Performing Small Cap Banks; and
•	Investment grade rated by Kroll at BBB for senior debt and BBB- for subordinated debt.

Response to COVID Pandemic.  As the COVID-19 pandemic began having widespread impact in the spring of 2020, we once again relied upon our Vision Statement, Core Values and Business Philosophy to determine the best course of action.  The Chief Executive Officer and Chief Financial Officer began having all-staff video calls every other Friday starting March 20, 2020 to keep employees informed as the pandemic worsened.  By the April 3, 2020 all-staff call, the stock market had fallen precipitously, 1st Security Bank friends and family were losing their jobs and there was a tremendous amount of fear regarding health and financial concerns.  As a result, on the April 3rd all-staff call, the Chief Executive Officer announced, “Operation Safe and Secure 2020.”  The Chief Executive Officer and Chief Financial Officer explained the premise behind the Operation.  They explained that our employees are our most important asset and due to the pandemic, it became imperative to protect that critical asset.  Operation Safe and Secure 2020 had two primary objectives.  The first objective, “Safe,” was to provide for the safety of our employees’ and customers’ health during this time of pandemic.  The second objective, “Secure,” was to protect the financial security of our employees.  Since the pandemic began, 1st Security Bank has had no layoffs or furloughs.

Diversity.  Our Core Value, “Diversity—we celebrate diversity and support equality for all” was established over a decade ago.  We are striving for diversity in all areas.  Currently, half of our senior executive team and three of our eight directors are women.  The Chief Executive Officer and one other senior executive offcer are racial minorities.   In line with our Core Value of diversity, we were the only bank that publicly supported marriage equality in Washington State and the only community bank to sign the amicus brief to the U.S. Supreme Court supporting marriage equality nationally.  In November 2013, our Chief Executive Officer hosted a press conference at our Capitol Hill bank branch where he introduced United States Senator Patty Murray and she thereafter called on the United States House of Representatives to pass the Employment Non-Discrimination Act.

Environmental, Social and Governance Criteria.  As discussed previously, our Core Values reflect our commitment to diversity, equality, inclusiveness and social awareness.  To further our commitment to and oversight of these values, our Governance and Nominating Committee was renamed and became the Nominating and Environmental, Social, Governance Committee in 2020.  A copy of our Core Values, Business Philosophy, Vision and Mission Statements are available on our website at www.FSBWA.com.

We undertook numerous social efforts in 2020 and in the recent past.  These include:

•	Financial and volunteer support of The IF Project, which assists soon to be released inmates prepare for life after incarceration;
•	1st Security Bank all-staff call dedicated to discussing the tragic death of George Floyd and the need to end discrimination in all its forms;
•	Financial and volunteer support of Community Reinvestment Act activities; and
•	Commitment to keep branches open and add jobs in economically hard-hit areas in connection with the 2018 acquisition of Anchor Bancorp.

Many of our efforts focus on employee satisfaction.  These include:

•	Employee education grant program of up to $5,000 per year to pursue a degree program;
•	Employee education loan forgiveness program of up to $5,000 in 2020 in with the CAREs Act;
•	Commitment to identifying and assisting employees who face hardships;
•	Internal employee wellness and fitness challenge programs;
•	Employee Satisfaction Task Force, through which one person from each department has monthly meetings with the Chief Human Resources Officer to make 1st Security Bank the best possible workplace;
•	Our Chief Financial Officer’s commitment to not increasing the employee portion of healthcare expenses, despite rising costs.

We also have a commitment to environmental issues:

•	Vast majority of our Indirect dealers are in solar, multiple pane windows, siding or roofing (all supporting the environment);
•	Financing of marine lending during the pandemic to support families wanting to spend family time in a COVID-19 free environment;
•	1st Security Bank remote employees have reduced fuel consumption and emissions;
•
All potential loans with possible environmental challenges are reviewed by a former EPA biologist to ensure the loan will not trigger environmental liability for 1st Security Bank and to ensure our prospective customer is not buying something hazardous to their health (ground water, soil or vapor related health concerns);

•	We have worked with our various public utility districts on energy efficiency initiatives, including eight projects with energy savings ranging from 25% to 92% and two more projects planned for 2021;
•	Montesano branch is a Green-certified building;
•	Our critical technology infrastructure is housed at the Sabey Datacenter, which has many sustainability initiatives including:
o	LEED Gold Certification
o	Energy Star Certification
o	Green Lease Leaders
•	Ongoing project replacing our HVAC units with units that contain environmentally safe refrigerant and 20% increased energy efficiency;
•	Ongoing project to replace fluorescent bulbs with LEDs, which use 75% less energy and last nine years longer than fluorescent bulbs, decreasing landfill waste;
•	Light and movement sensors installed in many locations turn off lights in unoccupied areas;
•	Recycling where permitted by the public utility;

•	Ongoing efforts to go paperless; and
•	Purchases of recycled paper.

Our power provider purchases 80% of its power from the federal Bonneville Power Administration, the majority of which is generated by renewable hydroelectric projects.  In 2020, our employees traveled less than half the amount they did in 2019, leading to a savings of 101 tons of carbon dioxide, or 61%.

Transactions with Related Persons

1st Security Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, other than those made under the Bank’s employee loan program, which is described below.  Loans to directors and officers are made in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.  These loans are reviewed by the Chief Credit Officer and are acted on by 1st Security Bank’s Board of Directors.

The employee loan program applies to a mortgage loan to purchase or refinance a home.  Standard loan terms and underwriting qualifications apply, as do the following benefits: (1) a credit of 1% of the base loan amount will be given to offset our standard loan origination fee; (2) an owner-occupied transaction will also be given an additional credit of $1,195 to offset the processing fee; and (3) the wire transfer fee will be waived.  The table below provides information regarding our directors and executive officers who had indebtedness and principal payable thereon pursuant to the employee loan program that exceeded $120,000 during the years ended December 31, 2020 and 2019.

Name	Year ended December 31,	Type of loan	Amount involved in the trans- action ($)(1)	Amount out- standing at end of period ($)	Principal paid during the period ($)	Interest paid during the period ($)	Interest rate (%)(2)

Donn C. Costa	2020	First mortgage	239,096	225,142	13,954	7,027	3.00
	2019	First mortgage	248,752	239,096	9,656	7,332	3.00
____________
(1)	Consists of the largest amount of principal outstanding during the year.
(2)	Prevailing rate at time loan was made was 3.25%, with a .25% reduction for automatic payment.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests.  Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Accordingly, the Code requires the Board of Directors or a committee of the Board to review and, if appropriate, to approve or ratify any such transaction.  If a Board member is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  After its review, the Board or committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as determined in good faith.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2020, with the exception of Joseph C. Adams, who is our Chief Executive Officer and whose compensation is included in the section entitled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All Other Compensation ($)(4)	Total ($)

Marina Cofer-Wildsmith	64,100	10,248	3,926	585	78,859
Ted A. Leech	74,100	10,248	3,926	1,774	90,048
Michael J. Mansfield	62,100	10,248	3,926	1,044	77,318
Margaret R. Piesik	68,600	10,248	3,926	1,297	84,071
Mark H. Tueffers	58,500	10,248	3,926	927	73,601
Joseph P. Zavaglia	65,000	10,248	3,926	1,763	80,937
___________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 19 of the Notes to Consolidated Financial Statements in FS Bancorp's Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
Consists of an award of 240 shares of restricted stock to each non-employee director on August 14, 2020, which vests on August 14, 2021. Each director had 750 shares of unvested restricted stock outstanding on December 31, 2020.

(3)
Consists of an award of options to purchase 480 shares made to each non-employee director on August 14, 2020, which vests on August 14, 2021. The directors had the following number of stock options outstanding on December 31, 2020: Ms. Cofer-Wildsmith, 4,280; Mr. Leech, 10,780; Mr. Mansfield, 4,280; Ms. Piesik, 16,280; Mr. Tueffers, 12,080; and Mr. Zavaglia, 6,880.

(4)	Consists of tax equivalent value of life insurance premiums and dividends on restricted stock.

Each director of 1st Security Bank is also a director of FS Bancorp.  The directors received no additional compensation for attendance at any meeting of FS Bancorp’s Board of Directors during the year ended December 31, 2020.  The directors are compensated for their service on 1st Security Bank’s Board of Directors.  In 2020, non-employee directors of 1st Security Bank received a retainer of $3,500 per month, except for the Board Chair, who received $4,500 per month, for service on the Board.  Directors also receive the following additional fees: for the committee chairs, an annual retainer of $3,600; Board meeting attendance fees of $750 for each meeting attended in person and $250 for each meeting attended by teleconference; and a committee meeting attendance fee of $500.  As a result of the COVID-19 pandemic, Board meetings were held virtually via web conferencing and were treated as if they had been held in person for purposes of meeting attendance fees.  1st Security Bank’s Compensation Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending board and committee meetings, industry conferences and continuing education seminars.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains 1st Security Bank’s executive compensation program for the named executive officers listed below.  It also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2020.

Name	Title
Joseph C. Adams	Chief Executive Officer
Donn C. Costa	Executive Vice President, Home Lending
Matthew D. Mullet	Chief Financial Officer

Compensation Philosophy and Objectives

Our senior executives are integral to executing our strategic plan, driving performance that rewards all of our stakeholders, fostering our culture and achieving other 1st Security Bank objectives.  Our executive compensation program is designed to support these objectives and is built on the following principles:

•
Competitive with our peers.  Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

•
Performance-based on collective results. The amount of executive pay must make sense in the context of overall Bank financial performance as compared to goals set by the Board, industry averages and relevant peer groups.

•	Individual performance and contribution to the Bank. Our program must provide sufficient flexibility to allow for the recognition of individual differences in performance.

•
Alignment with shareholder interests.  Executives should be compensated through pay elements (base salaries and short- and long-term equity incentives) designed to enhance shareholder value by making the Bank, which is our primary operating subsidiary, a driving force towards providing shareholders with a suitable rate of return on their investment.

•	Proper balance of risk to reward. Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

•	Commitment to culture. Our program must recognize the importance of building culture and teamwork as a significant long-term goal of the Bank.

Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay element	How It Is Paid	Purpose

Base salary	Cash (fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Bank to attract and retain critical executive talent.

Annual incentives	Cash (variable)	Reward executives for delivering on annual strategic objectives that drive our business strategy and contribute to the creation of shareholder value.

Long-term incentives	Equity (variable)	Provide incentives for executives to execute on longer-term goals that drive the creation of shareholder value and support FS Bancorp’s retention strategy.

Say-on-Pay, Shareholder Engagement and Board Responsiveness

Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year.  Approximately 77% of the votes cast at the 2020 annual meeting of shareholders supported our executive compensation decisions.  We also take into account the feedback we receive from our shareholders during regular investor meetings, at which we always encourage an open dialogue and actively probe for questions, concerns and perspectives on our strategy and performance, governance, executive compensation and other important business matters.  The shareholders with whom we have connected have been highly supportive of our executive compensation program and its direction; however, some have asked for additional disclosure.  Accordingly, and although FS Bancorp qualifies as a smaller reporting company as defined by the SEC, which allows us to take advantage of scaled-back disclosure requirements, we are including more extensitve narrative in an effort to be more transparent.  We remain committed to keeping an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives and, as we continue to grow, we intend to further enhance our outreach efforts during 2021 and into the future.

Best Compensation Practices and Policies

We believe the following practices and policies promote sound compensation governance, and are in the best interests of our shareholders and executives.

What We Do		What We Do Not Do
✔	Pay for performance	☒	No tax gross-ups
✔	Engage independent compensation consultant	☒	No significant perquisites for executives
✔	Review compensation programs for risk	☒	No supplemental executive retirement plan
✔	Annual say-on-pay vote	☒	No repricing of stock options
✔	Double trigger required for accelerated vesting of equity awards under the 2018 Equity Incentive Plan	☒	Executive officers and directors may not engage in hedging transactions with respect to FSBW stock
✔	Annual shareholder communication	☒	No equity grants below 100% of fair market value without shareholder approval
		☒	Dividends not paid on unvested restricted stock

The Decision-Making Process

The Role of the Compensation Committee.  The Compensation Committee, which is comprised of independent directors, oversees the executive compensation program for our named executive officers.  The Committee works very closely with an independent compensation consultant and management to examine the effectiveness of our executive compensation program throughout the year.  The Committee makes all final compensation and equity award decisions regarding our named executive officers, except for the Chief Executive Officer, whose compensation is determined by the independent members of the Board of Directors, based upon recommendations of the Compensation Committee.  The Chief Executive Officer is not present during voting or deliberations on his compensation.

The Role of Management.  Members of our management team attend regular meetings where executive compensation, corporate and individual performance, and competitive compensation levels and practices are discussed and evaluated.  Only the Compensation Committee members are allowed to vote on decisions regarding named executive officer compensation. The Chief Exectuive Officer reviews his recommendations pertaining to all executives pay with the Compensation Committee, which provides transparency and oversight.  Decisions on non-named executive officer pay are made by the Chief Exectuive Officer.

The Role of the Independent Consultant. The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer is retained by, and reports directly to, the Compensation Committee, and provided no other services to FS Bancorp in 2020.  Based on standards promulgated by the SEC and Nasdaq to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee.

The Role of Peer Group Companies.  The Compensation Committee strives to set a competitive level of total compensation for each named executive officer as compared with executive officers in similar positions at peer companies.  For purposes of setting 2020 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly-available data from industry compensation surveys from the group of peer companies listed below.  Industry survey data was data collected from surveys of financial institution holding companies or financial institutions with an asset size ranging from approximately $1-$2 billion.

Altabancorp	Guaranty Bancshares, Inc.
Bank of Commerce Holdings	Heritage Commerce Corp
Bank of Marin Bancorp	MVB Financial Corp.
BayCom Corp	Pacific Mercantile Bancorp
Cambridge Bancorp	Peoples Financial Services Corp.
C&F Financial Corporation	RBB Bancorp
Central Valley Community Bancorp	Republic First Bancorp, Inc.
Chemung Financial Corporation	Sierra Bancorp
Farmers National Banc Corp.	Summit Financial
First Financial Northwest, Inc.

It is important to note that this market data is not the sole determinant in setting pay levels for our executive officers.  The Compensation Committee also considers corporate and individual performance and the nature of an individual’s role within FS Bancorp, as well as the individual’s experience and contributions to their current role when making its compensation-related decisions.

2020 Executive Compensation Program

Base Salary.  Our objective is to provide base salaries that are competitive within the financial services industry and reasonable as compared to our peers.  We also consider the executive’s abilities, experience and tenure and our overall ability to pay.  The Board recognizes that in order to attract and retain highly qualified executives, we have to compete with larger institutions with a greater ability to pay and that to acquire such candidates, we must sometimes offer base salaries higher than survey ranges for peer banks.  The Compensation Committee is charged with final oversight of base pay offered to senior executive candidates and will consider all of the factors described above before approving any out-of-market salary offer.

Base salaries for senior executives are periodically reviewed with the assistance of the independent compensation consultant.  The Compensation Committee may recommend adjustments as appropriate.  Joseph C. Adams did not receive any salary adjustments during 2020.  Donn C. Costa and Matthew D. Mullet each received salary increases of approximately 10%, effective January 1, 2020.  The salary increase is the first increase in three years for Donn C. Costa, representing a 3.33% increase per year.  The salary increase is the first increase in two years for Matthew D. Mullet, representing a 5% increase per year.

Annual Incentive Compensation.  The 2020 annual cash incentives provided our named executive officers the opportunity to earn a performance-based award.  Actual award payouts depend on the achievement of quantitative and qualitative performance objectives and can range from 0% to 200% of the target award opportunity. Target award opportunities are expressed as a percentage of base salary as follows:

Officer	2020 Base Salary	Target Award Opportunity (as a % of Base Salary)	Target Award Opportunity ($)

Joseph C. Adams	$475,000	50%	$237,500
Donn C. Costa	$330,000	50%	$165,000
Matthew. D. Mullet	$330,000	50%	$165,000

Annual cash incentives are intended to reward both incremental improvement and continued strong performance.  Accordingly, when making final award decisions, the Compensation Committee takes a holistic view of performance results and considers the following key factors:
•	Comparison to peers (relative financial performance);
•	Financial performance compared to prior year and budget expectations;
•	General economic conditions and degree of difficulty in attaining target levels;
•	One time, or non-recurring events, whether positive or negative; and
•	Input from the Chief Executive Officer on the individual performance of the other named executive officers.

The Compensation Committee takes a holistic view of relative performance.  In addition to the compensation peer group described above, the Compensation Committee uses various other groups of competitors against which it tracks and assesses our relative performance to ensure a balanced perspective (i.e., regulatory, business/strategy mode, geographic, etc).  The financial and strategic goals are not individually weighted.
The Compensation Committee may use its business judgement to increase or decrease the recommended bonuses based on all available information, including performance to peers, individual performance and any other relevant factor.  In addition, awards may be paid only if the following conditions are met: (1) the most recent regulatory examination(s) must be satisfactory or better; (2) bonus expense cannot cause 1st Security Bank to fall below the well-capitalized level set by regulators; (3) payment of bonuses cannot cause the Bank to fall outside regulatory guidance on liquidity; (4) there must have been a matching contribution by FS Bancorp to the Bank's 401(k) plan; (5) the ESOP must have been sufficiently funded to service the debt incurred in the process of initially buying FS Bancorp stock; and (6) dividends must have been declared and paid to shareholders during the plan year.

2020 Results and Award Payouts. For 2020, actual annual incentive award payouts were based on a combination of specific financial results and strategic achievements as assessed by the Compensation Committee.

Financial results for 2020 included the following:

•	Net income after taxes of $39.3 million, which was 61% higher than the prior best performing year;
•	Return on average assets (ROAA) of 2.02%, a 46% increase over 2019;
•	Return on average equity (ROE) of 18.74%, an all-time high and a 57.2% increase over 2019;
•	Diluted earnings per share (EPS) of $8.97, another record and a 79% improvement over 2019;
•	Deposits increased to $1.7 billion at December 31, 2020, an increase of 20.2% over 2019; and
•	Book value per share increased to $55.33 in 2020 from $45.85 in 2019, as shown in the table below.

Book Value Per Share

Key strategic and human capital achievements for 2020 included the following:

•	Funded 474 loans, totaling $76 million, under Paycheck Protection Program to support businesses in our communities;
•	Established “Operation Safe & Secure 2020” in response to COVID-19, the objective of which was to protect the health and financial security of our employees and customers;
•	Seamlessly pivoted to a remote work environment, with 80% of non-customer facing employees eligible to work from home;
•	Hired more than 100 employees during the pandemic, with no furloughs or layoffs;
•	Donated over $200,000 to local food banks; and
•	Provided tuition or student loan reimbursements of up to $5,000 per employee under the CARES Act.

Despite the headwinds from COVID-19, our executive team helped lead us to achieve record financial and operational results, especially in the Home Lending Division, demonstrating disciplined execution, risk mitigation, cost control and our ability to execute well under volatile market conditions.  As a result, the Compensation Committee approved annual incentive awards of two times target (maximum payout opportunity) to each of the named executive officers.

Performance Award and Non-Competition Agreement.  As noted above in the financial results section, FS Bancorp’s earnings were unprecedented in 2020 in large part due to the extraordinary financial performance of the home lending team.  Also unprecedented were the number of offers from mortgage competitors attempting to hire away our best and most experienced people.  We have never seen signing bonuses at these levels in the decade since 1st Security Bank began offering home loans.  To reward the outstanding performance as well as to protect us against losing key executives in the home lending area, we entered into Performance Award and Non-Competition Agreements with our named executive officers.  The agreements provide liquidated damages to FS Bancorp if a named executive officer joins a competitor any time prior to August 2023.

Long-Term Equity Incentive Plan

In 2018, our Board of Directors unanimously adopted, and shareholders approved, the FS Bancorp, Inc. 2018 Equity Incentive Plan.  The purposes of the plan are: (1) to promote the long-term growth and profitability of FS Bancorp; (2) to attract and retain individuals of outstanding competence; and (3) to provide participants with incentives that are closely linked to the interests of all shareholders of FS Bancorp.  Stock-based award grants align the interests of executives with those of shareholders.  When FS Bancorp performs well, executives are rewarded along with other shareholders.  We believe that stock-based awards are of great value in recruiting and retaining highly qualified personnel who are in great demand.

During 2020, the Compensation Committee approved equity grants to the named executive officers using a mix of stock options and restricted stock that vest over five years as follows:

Officer	Stock option grants	Restricted stock awards

Joseph C. Adams	14,400	4,800
Donn C. Costa	7,725	2,575
Matthew. D. Mullet	7,725	2,575

Stock options provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive shareholder value creation because they only provide value to the named executive officers if the price of FS Bancorp’s stock appreciates over time.  Specifically, the value of the award depends on the price of FS Bancorp’s common stock in the future as compared to the exercise price of the options granted.  The exercise price of the stock options awarded in 2020 is $47.20, which was the closing price of FS Bancorp’s common stock on the date of the grant, August 14, 2020.  There can be no assurance that any value will actually be realized. Stock options vest in 20% increments on each of the first five anniversaries of the date of grant.  These stock options are also contingent upon the continued employment of the named executive officer through each vesting date. Termination of employment for any reasons other than death, disability or a change in control results in the forfeiture of any unvested options.

Restricted stock awards are intended to provide the named executive officers with the economic equivalent of a direct ownership interest in FS Bancorp during the vesting period and provide us with significant retention security regardless of post-grant share price volatility.  Grants of restricted stock awards vest in 20% increments on each of the first five anniversaries of the date of grant.  Termination of employment for any reasons other than death, disability or a change in control results in the forfeiture of any unvested shares.  More information about equity awards made during 2020 is set forth in the Outstanding Equity Awards Table that follows.

Other Benefits

401(k) Plan.  1st Security Bank offers a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code.  Generally, all employees, as of the first day of the month following the commencement of employment, who have attained age 18, are eligible to make 401(k) contributions.  During 2020, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 90% of their annual salary, up to a maximum of $19,500.  In addition, participants who have attained age 50 may defer an additional $6,000 annually as a 401(k) “catch-up” contribution.  All contributions made by participants are either before-tax contributions or after-tax “Roth 401(k) contributions,” as elected by the participant.  We have the ability to match 401(k) contributions.  During 2020, we matched 100% of participant contributions up to 3% of the participant’s annual salary and 50% of participant contributions on the next 2% of the participant’s annual salary.  We may also make a discretionary profit-sharing contribution under the 401(k) Plan, though no such contribution was made in 2020.  All participant 401(k) contributions and earnings, as well as all matching and profit-sharing contributions and earnings, are fully and immediately vested.

ESOP.  We have adopted a tax-qualified employee stock ownership plan (“ESOP”) for our employees.  Employees who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the ESOP.  Shares released from the ESOP suspense account will be allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible ESOP participants, determined as of December 31.  An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and either is employed on the last day of the plan year.  Forfeitures will be reallocated among remaining participating employees in the same manner as an employee contribution.  The account balances of participants within the employee stock ownership plan will become 100% vested upon completion of three years of service.

General Benefits and Perquisites.  Our named executive officers only receive typical perquisites such as medical and dental benefits, group term life insurance, and short- and long-term disability protection.  They do not receive any special perquisites such as golf memberships, etc.

Other Practices, Policies and Gudielines

Clawback Policy.  We maintain a clawback policy which provides the Board with the authority to withhold and/or recoup bonuses based on the occurrence of one or more of the following:
•	Fraud as determined by internal or external audit or examination. Fraud is defined for this policy as any intentional deception made for personal gain or to damage 1st Security Bank or another person.
•	A material error occurred in the financial statements requiring restatement.
•
A loss or other injury to FS Bancorp’s or 1st Security Bank’s reputation triggered by a participant taking one or more imprudent risks.  Examples of such risk-taking include making an out-of-policy loan without proper approvals, investing in inferior grade securities to gain a higher return rate or approving significant loan production that ultimately requires the Bank to suffer substantial financial losses which should have been foreseen through proper due diligence.  Note that the taking of the imprudent risk is in and of itself grounds to trigger the claw-back.  Actual monetary loss is not a requirement under this policy.

•	Violation of FS Bancorp and 1st Security Bank’s Code of Ethics.
•	Violation of 1st Security Bank’s Core Values.

Anti-Hedging Policy.  Our Insider Trading Policy prohibits hedging, derivatives, or any other speculative transactions involving FS Bancorp’s stock by all directors, officers, and employees.  Such prohibited transactions include hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions, or any short sale or equivalent transaction involving FS Bancorp’s stock.  In addition, we prohibit our officers, directors, and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade. We may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.  Any exception to the Insider Trading Policy requires prior written approval by the Chief Financial Officer and as of the date of this Proxy Statement, no exceptions are noted.
Impact of Tax and Accounting
We regularly consider the various tax and accounting implications of our compensation plans.  When determining the amounts of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.
Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid over $1 million in any taxable year to the Chief Executive Officer and the other “covered employees” as defined in the rule.  Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was deductible without regard to this limitation.  Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017.  While considering tax deductibility as only one of several considerations in determining compensation, the Compensation Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to FS Bancorp that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.
Compensation Risk Review
It is our belief that a significant portion of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to the Bank’s financial performance.  However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of FS Bancorp and its shareholders. Therefore, the Compensation Committee annually reviews all plans and policies (applicable to executives and employees below the executive level) for attributes that could cause excessive risk-taking.  We believe our programs and policies do not encourage excessive risk-taking because: (1) the salary component of our program is a fixed amount; (2) a significant element of our executive officers’ compensation is delivered in the form of equity ownership, which aligns the interest of our executives with those of our shareholders; and (3) the annual cash-based incentive plan and long-term incentive plans are designed with risk-mitigating characteristics.  The risk-mitigating characteristics of the incentive plans include (1) award payouts based on the attainment of various and continually evolving corporate financial objectives which diversify risks associated with a single indicator of performance, (2) equity-based incentives encourage a longer-term focus, (3) risk-mitigating policies such as insider trading and hedging prohibitions and clawbacks, and (4) review and approval of final awards by the Compensation Committee (and the independent members of the full Board in the case of the Chief Executive Officer), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2020 proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Compensation Committee:                  Michael J. Mansfield (Chair)
Ted A. Leech
Margaret R. Piesik
Joseph P. Zavaglia

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding compensation for the years ended December 31, 2020 and 2019 for: (1) Joseph C. Adams, our principal executive officer; and (2) our two next most highly compensated executive officers, who are Donn C. Costa and Matthew D. Mullet.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensa- tion ($)(4)	Total ($)

Joseph C. Adams	2020	475,000	975,000	204,960	114,480	32,041	1,799,358
Chief Executive Officer	2019	475,000	475,000	194,960	105,960	39,222	1,290,142

Donn C. Costa	2020	330,000	1,330,000	109,935	61,414	31,477	1,862,174
Executive Vice President, Home Lending	2019	300,000	300,000	101,135	54,967	39,028	795,130

Matthew D. Mullet (1)	2020	330,000	830,000	109,953	61,414	30,348	1,360,193
Chief Financial Officer
____________
(1)	Mr. Mullet was not a named executive officer in 2019.
(2)
Consists of the annual incentive award and the performance award described above under “Compensation Discussion and Analysis – 2020 Executive Compensation Program – Annual Incentive Compensation” and “–Performance Award and Non-Competition Agreement.”

(3)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 19 of the Notes to Consolidated Financial Statements in FS Bancorp's Annual Report on Form 10-K for the year ended December 31, 2020.

(4)	For 2020, consists of the following:

	401(k) match ($)	ESOP contribution ($)	Life insurance premiums ($)	Dividends on Restricted Stock ($)

Joseph C. Adams	11,400	17,458	1,060	2,123
Donn C. Costa	11,400	17,458	838	652
Matthew D. Mullet	11,400	17,458	1,097	1,522

Outstanding Equity Awards

The following information with respect to outstanding equity awards as of December 31, 2020 is presented for the named executive officers.

	Option Awards (1)					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Joseph C. Adams	05/08/14	40,000	--	16.89	05/08/24
	08/15/18	9,120	13,680	58.60	08/15/28
	08/15/19	2,400	9,600	48.74	08/15/29
	08/14/20	--	14,400	42.70	08/14/30	11,420	625,816

Donn C. Costa	08/15/18	7,360	11,040	58.60	08/15/28
	08/15/19	1,245	4,980	48.74	08/15/29
	08/14/20	--	7,725	42.70	08/14/30	6,995	383,326

Matthew D. Mullet	05/08/14	2,037	--	16.89	05/08/24
	08/15/18	1,920	2,880	58.60	08/15/28
	08/15/19	1,245	4,980	48.74	08/15/29
	08/14/20	--	7,725	42.70	08/14/30	4,955	271,534
__________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date.
(2)	Amounts are based on FS Bancorp’s common stock closing price of $54.80 on December 31, 2020.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2020, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)	Disability ($)	Involuntary Termination ($)	Change in Control ($)

Joseph C. Adams
Severance Agreement	--	--	950,000	950,000
Equity Awards (1)	858,232	858,232	--	858,232

Donn C. Costa
Change in Control Agreement	--	--	--	330,000
Equity Awards (1)	506,977	506,977	--	506,977

Matthew D. Mullet
Change in Control Agreement	--	--	--	330,000
Equity Awards (1)	395,185	395,185	--	395,185
_____________
(1)	Amounts are based on FS Bancorp’s common stock closing price of $54.80 on December 31, 2020.

Severance Agreement for Chief Executive Officer.  1st Security Bank entered into a severance agreement with Mr. Adams.  The agreement provides that if (1) the Bank terminates Mr. Adams’ employment other than for cause, (2) Mr. Adams terminates his employment for “good reason” or (3) there is a change in control of the Bank, Mr. Adams would be entitled to receive from the Bank a lump sum payment equal to 24 months of his base compensation.  “Good reason” means any one or more of the following: (1) reduction of Mr. Adams’ salary or elimination of any significant compensation, unless generally applicable to similarly-situated employees; (2)

assignment to Mr. Adams without his consent any authorities or duties materially inconsistent with his position as of the date of the severance agreement; and (3) a relocation or transfer that would materially increase Mr. Adams’ commute.

Change in Control Agreements.  1st Security Bank entered into change in control agreements with Messrs. Costa and Mullet.  These agreements provide that if there is a change in control of the Bank during the term of the agreement, the executive will be entitled to a severance payment if the executive suffers an involuntary termination within six months preceding or twelve months following the change in control.  The severance payment will be twelve months of the executive’s then current salary, paid in a lump sum within 45 days of the termination.  “Involuntary termination” means (1) termination of the executive’s employment other than for cause, (2) a reduction of the executive’s base salary, unless generally applicable to all senior officers of the Bank, (3) a material adverse change in the executive’s benefits, contingent benefits or vacation, unless generally applicable to all senior officers of the Bank, (4) a relocation of more than 20 miles from Mountlake Terrace, Washington or (5) a material demotion of the executive, including but not limited to a material diminution of the executive’s title, duties or responsibilities.  Receipt of the severance payment is conditioned upon the executive signing a severance agreement containing a comprehensive release of claims.

Equity Awards.  The 2013 Equity Incentive Plan and the 2018 Equity Incentive Plan provide for acceleration of awards if a recipient of an award terminates service early as a result of death or disability.  The 2013 Equity Incentive Plan also provides that in connection with an actual change in control, all unexercisable options will become fully exercisable and all unvested awards of restricted stock will vest in full.  The 2018 Equity Incentive Plan provides that if a change in control occurs prior to the vesting date of an award that is outstanding on the change in control date, and the participant experiences an involuntary separation from service, other than a termination for cause, during the 365-day period following the change in control date, then the vesting date for such non-vested outstanding award will be accelerated to the date of the participant’s involuntary separation from service.  However, if upon a change in control the successor to FS Bancorp either does not assume the outstanding award or replace it with an award that is determined by the Compensation Committee to be at least equivalent in value to the outstanding award on the change in control date, then the vesting date of such outstanding award will be accelerated to the change in control date.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to periodically include in our annual meeting proxy statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of FS Bancorp’s executives as disclosed in this proxy statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of FS Bancorp’s named executive officers as disclosed in the compensation tables and related material in the proxy statement for the 2021 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, consider the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of FS Bancorp and 1st Security Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders. Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

AUDIT COMMITTEE MATTERS

The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, the system of internal controls established by management and the audit process.  The Audit Committee charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent registered public accounting firm, the internal audit department and management of FS Bancorp.

The Audit Committee of the FS Bancorp Board of Directors reports as follows with respect to FS Bancorp’s audited financial statements for the fiscal year ended December 31, 2020:

•	The Audit Committee has reviewed and discussed the 2020 audited financial statements with management;

•
The Audit Committee has discussed with the independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence from FS Bancorp; and

•
The Audit Committee has, based on its review and discussions with management of the 2020 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that FS Bancorp’s audited financial statements for the year ended December 31, 2020 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:                 Ted A. Leech (Chair)
Michael J. Mansfield
Mark H. Tueffers
Marina Cofer-Wildsmith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2021 and that appointment is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice.  If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of FS Bancorp and our shareholders.  Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2020 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2020 and 2019.

	Year Ended
	December 31,
	2020	2019
Audit Fees	$267,500	$272,600
Audit-Related Fees (1)	99,408	108,267
Tax Fees (2)	81,079	42,770
All Other Fees	--	--
	$447,987	$423,637
(1)	Audit-related fees include services and costs in connection with FS Bancorp’s quarterly reviews and compliance audits.
(2)	Tax fees include services and costs in connection with preparation of FS Bancorp’s federal tax return and assistance with state and local tax matters.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services in connection with its annual review of its charter.  In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  All of the services provided by Moss Adams LLP in the year ended December 31, 2020 were approved by the Audit Committee.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of FS Bancorp's common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Our annual report to shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary, FS Bancorp, Inc., 6920 220th Street SW, Mountlake Terrace, Washington 98043.  The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 6920 220th Street SW, Mountlake Terrace, Washington 98043, no later than December 13, 2021.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by April 27, 2021.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MATTHEW D. MULLET
MATTHEW D. MULLET
SECRETARY

Mountlake Terrace, Washington
April 12, 2021

FS BANCORP, INC.	Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
   24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET/MOBILE - www.proxypush.com/FSBW
Use the Internet to vote your proxy until
11:59 p.m. (CT) on May 24, 2021.

PHONE - 1-866-883-3382
Use a touch-tone telephone to vote your proxy
until 11:59 p.m. (CT) on May 24, 2021.

MAIL - Mark, sign and date your proxy card and
return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you
do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" proposals 2 and 3.

1. Election of three directors to each serve for a three-year term.	01 Pamela Andrews 02 Joseph C. Adams 03 Joseph P. Zavaglia	[ ] Vote FOR all nominees (except as marked)	[ ] Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominnee(s) in the box provided to the right.)

2. Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the proxy statement.		[ ] For [ ] Against [ ] Abstain

3. Ratification of the Audit Committee's appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.		[ ] For [ ] Against [ ] Abstain

We will also consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

As of the date of this notice, we are not aware of any other business to come before the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign and indicate changes below: [ ]		Date:

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign.  Trustees, adminis-
trators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FS BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 27, 2021
2:00 p.m., Local Time

1st Security Bank Administrative Office
6920 220th Street S.W.
Mountlake Terrace, Washington

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 27, 2021.  Our proxy statement and 2020 Annual Report to Shareholders are available at http://investorrelations.fsbwa.com/CorporateProfile.

FS BANCORP, INC.	Vote Authorization Form

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 27, 2021.

Notice is hereby given that the annual meeting of shareholders of FS Bancorp, Inc. will be held at the 1st Security Bank Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 27, 2021, at 2:00 p.m., local time.

The undersigned being a participant in the FS Bancorp, Inc. Employee Stock Ownership Plan ("Plan") does hereby direct the Trustee thereof to vote all shares of FS Bancorp, Inc. allocated to the undersigned's account in the Plan as of March 26, 2021 for which the undersgned is entitled to vote at the annual meeting of shareholders, to be held at the 1st Security Bank of Washington Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 27, 2021, at 2:00 p.m., local time, and at any and all adjournments thereof, as indicated.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

Please sign, date and mail your vote authorization form
in the envelope provided as soon as possible.
Vote authorization forms must be received by May 24, 2021.

FS BANCORP, INC.	Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
   24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET/MOBILE - www.proxypush.com/FSBW
Use the Internet to vote your proxy until
11:59 p.m. (CT) on May 26, 2021.

PHONE - 1-866-883-3382
Use a touch-tone telephone to vote your proxy
until 11:59 p.m. (CT) on May 26, 2021.

MAIL - Mark, sign and date your proxy card and
return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you
do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" proposals 2 and 3.

1. Election of three directors to each serve for a three-year term.	01 Pamela Andrews 02 Joseph C. Adams 03 Joseph P. Zavaglia	[ ] Vote FOR all nominees (except as marked)	[ ] Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominnee(s) in the box provided to the right.)

2. Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the proxy statement.		[ ] For [ ] Against [ ] Abstain

3. Ratification of the Audit Committee's appointment of Moss Adams LLP as our independent registered public accounting firm for 2021.		[ ] For [ ] Against [ ] Abstain

We will also consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

As of the date of this notice, we are not aware of any other business to come before the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign and indicate changes below: [ ]		Date:

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign.  Trustees, adminis-
trators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FS BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 27, 2021
2:00 p.m., Local Time

1st Security Bank Administrative Office
6920 220th Street S.W.
Mountlake Terrace, Washington

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 27, 2021.  Our proxy statement and 2020 Annual Report to Shareholders are available at http://investorrelations.fsbwa.com/CorporateProfile.

FS BANCORP, INC.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 27, 2021.

Notice is hereby given that the annual meeting of shareholders of FS Bancorp, Inc. will be held at the 1st Security Bank Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 27, 2021, at 2:00 p.m., local time.

The Board of Directors has fixed the close of business on March 26, 2021 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

Please sign, date and mail
your proxy card in the envelope provided
as soon as possible.